PFF Bank & Trust Announces Plans for 28th Branch

Pomona, Calif., April 12, 2004 (BUSINESS WIRE) --  PFF Bancorp (NYSE :PFB) today announced that its wholly owned subsidiary, PFF Bank & Trust, plans to open a new full-service branch in Beaumont, California.

The branch will be located at the northeast corner of Beaumont Avenue and 14th Street.  The facility will feature a drive-through ATM and, in addition to Monday -- Friday hours, will open Saturdays (9 a.m. to 2 p.m.).

Larry M. Rinehart, president and CEO of PFF Bank & Trust, stated, "The new Beaumont office will provide consumers and business owners in the Beaumont area a full-service banking facility with our complete selection of financial products and services."  The Yucaipa/Beaumont region is proving to be the next growth area in Southern California as population continues to move eastward from Los Angeles and Orange counties.  While a branch in Yucaipa is also slated to open in mid-May 2004, a firm completion date for the new Beaumont branch has yet to be determined but is expected to be during the second half of calendar year 2004.

"Both Yucaipa and Beaumont branches add synergy to PFF’s branch network, serving as a bridge between our branches in the desert and those in the Inland Empire," adds Rinehart.

The new Beaumont branch is PFF’s 28th in a network of service-driven branches encompassing eastern Los Angeles, northern Orange, San Bernardino and Riverside counties.  The company also provides trust and wealth management services from locations in Claremont, Hemet and Irvine.

CONTACT:

PFF Bancorp Inc., Pomona
Lynda Scullin or Salvatore Curasi, (909) 623-2323